EXHIBIT 3.1

ARTICLES OF AMENDMENT

OF

AARON’S, INC.

I.

The name of the corporation is:

AARON’S, INC.

II.

The Amended and Restated Articles of Incorporation are amended by inserting the following sentence into the second paragraph of Article V thereof to immediately follow the first sentence of such paragraph:

“Shares so acquired shall become treasury shares of the Corporation.”

III.

At a duly called meeting of the Board of Directors held on October 1, 2013, the Board of Directors duly adopted the foregoing amendment in accordance with the provisions of Section 14-2-631(d) of the Georgia Business Corporation Code. As provided in Section 14-2-631(d), shareholder approval was not required.

IN WITNESS WHEREOF, AARON’S, INC. has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed by its duly authorized officer this 4th day of October 2013.

AARON’S, INC.

By: /s/ Gilbert L. Danielson
Name:    Gilbert L. Danielson
Title:    Executive Vice President,
Chief Financial Officer